Exhibit 10.25(a)

FIRST AMENDMENT TO FRANCHISE AGREEMENT

THIS FIRST AMENDMENT TO FRANCHISE AGREEMENT (this “First Amendment”) is executed as of the 28th day of May, 2013, but made effective as of the “Effective Date” set forth herein, by and between BHH Affiliates, LLC by and between BHH Affiliates, LLC, a Delaware limited liability company (“Franchisor”) and Watermark Realty, Inc., a Delaware corporation proposing to do business in the State of Florida as Berkshire Hathaway HomeServices Florida Realty (“Franchisee”) (Franchisor and Franchisee are sometimes collectively referred to as the “Parties”).

WHEREAS, Franchisee and Franchisor are concurrently entering into a Berkshire Hathaway HomeServices Real Estate Brokerage Franchise Agreement dated as of the date hereof (hereinafter the “Franchise Agreement”); and

WHEREAS, the Parties desire to amend the terms and conditions of the Franchise Agreement as hereinafter set forth.

AGREEMENT

1.                                    In consideration of the mutual covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend the Franchise Agreement by adding Section XVIII as follows:

XVIII.       SPECIAL STIPULATIONS

18.01            Incorporation of First Amendment into Franchise Agreement.                          This First Amendment shall be attached to, incorporated in, and become a part of the Franchise Agreement.  The terms and conditions stated in this First Amendment, to the extent they are inconsistent with the terms and conditions stated in the Franchise Agreement, shall prevail over the terms of the Franchise Agreement.

18.02            Franchisor’s Consent and Judgment.  Any reference in the Franchise Agreement and/or exhibits thereto that refer to Franchisor’s “consent”, “approval”, “judgment” or “discretion” shall be amended to include the following phrase as applicable: “which consent or approval will not be unreasonably withheld, delayed or denied” or “which judgment or discretion shall not be unreasonable”. The preceding agreements shall not apply to the provisions of Section 11.03(a) of the Franchise Agreement, and any decisions made by Franchisor thereunder shall be subject to Franchisor’s sole discretion and judgment as set forth therein.

18.03            Effective Date.  Franchisor and Franchisee acknowledge that the Effective Date of the Franchise Agreement shall be determined by them mutually, and in good faith, but shall be no later than March 4, 2014.

18.04            Extension Based on Good Faith Action.  Any place the Franchise Agreement and exhibits require Franchisee to act (or refrain from acting as the case may be) within a specified time frame, except in cases involving monetary compensation to Franchisor, such time frame shall, if necessary, be extended for a reasonable time period as long as Franchisee has undertaken such action within the specified time frame, is diligently pursuing the required action to completion, but is unable to complete such action due to causes outside of Franchisee’s control.

18.05            Operations Manual.  To the extent there are any conflicts between the Operations

Manual, any modifications, updates or amendments to the Operations Manual, and the Franchise Agreement, as amended by this First Amendment, the Franchise Agreement, as amended, controls.

18.06            Definition of Abandoned.  The definition of Abandoned under Article II is hereby deleted in its entirety and replaced with the following:

With respect to any “Location”, the term “Abandoned” shall mean closure of a Location for a period of ten (10) consecutive days without Franchisor’s prior written consent. A Location shall not be deemed Abandoned if the closure is due to “acts of God” or other matters beyond the reasonable control of Franchisee (e.g., act of war, labor strike, terrorist threat, earthquake, hurricane, etc.; other than Franchisee’s inability to procure money), provided that Franchisee gives notice of any such closure to Franchisor within fifteen (15) days after the initial occurrence of the event resulting in such closure and Franchisor acknowledges in writing that such closure is due to one of the foregoing causes (subject to its reasonable discretion) and provided further that Franchisee shall re-establish the Franchised Business and be fully operational in such Location or another Location approved by Franchisor within one hundred twenty (120) days after the initial occurrence of the event resulting in such closure or such longer period as reasonably necessary, so long as Franchisee has taken reasonable steps to re-establish the Location.

18.07            Definition of Commercial Property.  The definition of Commercial Property under Article II is hereby deleted in its entirety and replaced with the following: “The term “Commercial Property” shall mean all real property other than real property on which residential structures are located, or are intended to be located.”

18.08            Real Estate Brokerage Activities.  Paragraph (a) of the definition of the term “Franchised Business” under Article II is hereby deleted in its entirety and shall be replaced as follows:

Franchisor acknowledges that certain entities (including, without limitation, partnerships, corporations, limited liability companies, joint ventures) under common ownership with Franchisee (each a “Development Entity” and collectively, the “Development Entities”) are currently engaged in the development, construction, sale, and limited resale of residential and commercial properties developed by the Development Entities. Notwithstanding anything to the contrary contained in this Franchise Agreement, the Franchised Business shall not include any current or future Development Entity which is a wholly-owned subsidiary of or under common ownership with WCI Communities, Inc., which is involved in the development, construction, sale and limited resale of new construction homes and commercial properties developed by such Development Entity, and Franchisor will not withhold its consent to such activity, provided that such activity does not compete with the Franchised Business in providing real estate services for the resale of homes.  Franchisor agrees that no Continuing Royalty Fees or Marketing Fee contributions shall be payable with respect to any revenues generated from such real estate activity, so long as there is no use of the Service Marks in connection with such activities. Franchisor acknowledges and agrees that WCI Communities, Inc.’s wholly owned subsidiary, WCI Realty, Inc., engages in conducting new home sale or limited resale transactions for homes built by affiliates of WCI Communities, Inc. or other third party homebuilders engaged in new home construction within larger communities developed by WCI Communities, Inc. and is also excluded from the definition of “Franchised Business”.  For purposes of this paragraph 18.08, the term “limited resale” shall mean the resale of residences (i) actually constructed by the Development Entity engaged in the resale transaction, or (ii) constructed by a third party homebuilder which acquired the underlying property from the Development Entity, but in both cases, such limited resale activity shall only take place for so long as the Development Entity is actively engaged in the sale of new residential inventory in the community in which the “for sale” residence is located.

18.09            Definition of Gross Revenues.                                              The definition of “Gross Revenues” in Article II of the Franchise Agreement is hereby deleted in its entirety and replaced with the following:

Gross Revenues means all money or things of value, calculated at their market value in United States currency, received or receivable (earned but not yet received), by Franchisee, directly or indirectly, in connection with the Franchised Business (earned in compliance with all laws) including transactions and services that require a real estate license and/or in which Franchisee uses the Service Marks or the System in any manner.  “Gross Revenue” shall be accounted and booked in accordance with United States Generally Accepted Accounting Principles.  “Gross Revenue” will include all such revenue before the deduction of any fees, costs or expenses Franchisee incur (including, without limitation, commissions, referral fees or other things of value, without deducting Franchisee’s costs or expenses, multiple listing fees, commissions, salaries, overrides or bonuses payable to its salespersons or employees), except that “Gross Revenues” shall specifically exclude: (a) commissions from Residential Property Management Activities, subject to the terms of Section 18.10, (b) “Agent Fees” paid directly by Franchisee’s own independent contractor sales agents to Franchisee (that do not decrease or otherwise affect the amount of any commission Franchisee receives from closed transactions), and (c) referral fees Franchisee pays to:  (I) other licensed brokers operating under a Berkshire Hathaway HomeServices brand or Prudential Real Estate brand franchise agreement; (II) any referral networks owned or operated by BHH Affiliates, LLC ; or (III) brokers or referral networks not related to BHH Affiliates, LLC (“Out-of-Network Referral Fees”).

18.10            Definition of Residential Property Management Activities.  The definition of Residential Property Management Activities in Article II of the Franchise Agreement is deleted in its entirety and replaced with the following:

Except as otherwise set forth in this paragraph 18.10, Franchisee is not required to pay Continuing Royalty or Marketing Fee contributions on revenues received as a result of Residential Property Management Activities.  For purposes of this Section, “Residential Property Management Activities” means acting as agent for an owner of real property (including projects governed by Homeowners’ Associations, apartment complexes, and resort properties) and performing all services required in connection with the day-to-day management and operation of the property, including, but not limited to: (i) collecting rents or other amounts due the property owner; (ii) enforcing tenants’ lease obligations; (iii) receiving service of process for litigation or condemnation proceedings; (iv) securing permits and licenses for the property’s management and operation; (v) contracting for or overseeing utility repairs, maintenance, alterations, and/or purchasing and maintaining equipment, personal property, supplies or materials; (vi) performing property maintenance services; and/or (vii) performing construction services on the property.  Franchisee acknowledges that Residential Property Management Activities does not include revenues received in connection with leasing or rental transactions for residential properties for terms in excess of sixty (60) days, as such activities are considered to fall within the definition of Acting as a Real Estate Broker and are thereby included in Gross Revenues.  As certain of Franchisee’s Residential Property Management Activities are conducted through a separate division, Franchisor has agreed to accept Franchisee’s estimate that fifty percent (50%) of the revenues from Franchisee’s Residential Property Management Activities are derived from residential leasing and rental activities, and therefore Franchisee shall pay Franchisor a Continuing Royalty based on fifty percent (50%) of Gross Revenues from the Residential Property Management Activities conducted through Franchisee’s separate residential property management division, in lieu of tracking such revenues on a transaction-by-transaction basis.

18.11            Grant of Franchise.  The third sentence of Section 3.01 of the Franchise Agreement is hereby deleted and replaced with the following: “Except as set forth in that certain Second Amendment to the Franchise Agreement with respect to the Exclusive Territory and Protected Territory, Franchisee acknowledges that Franchisor has granted and may in the future operate and/or grant other licenses and franchises for real estate brokerage businesses.”

18.12            Intentionally Omitted.

18.13            Reserved Rights.

(a)                               The last sentence of the second paragraph of Section 3.03 is hereby deleted and replaced with the following: “Franchisor reserves the right to engage in any activities for the purpose of attracting customers and business directly to Franchisor, HSF Affiliates LLC, HomeServices of America, Inc. (“HomeServices”), subsidiaries of HomeServices, and any present or future affiliates of either, and Franchisee further acknowledges that such activities may be competitive with Franchisee’s real estate brokerage offices, by reason of location, marketing areas, potential customers or other factors.   Franchisee acknowledges and agrees that subsidiaries and affiliates of HomeServices and/or Berkshire Hathaway Inc. may continue to brand and otherwise identify themselves as being subsidiaries of HomeServices and may identify themselves as being part of the Berkshire Hathaway Inc. organization, notwithstanding that such entities and any present or future affiliates of either HomeServices or Berkshire Hathaway Inc. are not franchisees of Franchisor.”

(b)                              The following is added at the end of the fourth Paragraph of Section 3.03: “Notwithstanding any of the above, Franchisee shall continue to have the right to engage in and generate revenue from commercial real estate activities.”

18.14            Insurance Business. Notwithstanding anything to the contrary set forth in paragraph 3.04 or elsewhere in the Franchise Agreement, Franchisor agrees that Franchisee, Franchisee’s parent, or such subsidiaries or affiliates as Franchisee may offer insurance services as deemed appropriate by Franchisee without objection by Franchisor, provided that operation of any “Insurance Business” as described in paragraph 3.04 of the Franchise Agreement shall be subject to Franchisor’s customary restrictions imposed on the operation of “Insurance Related Businesses”, as set forth below:

(a)                               There will be no signage or other identification of any kind whatsoever utilizing the Service Marks in connection with any business related to the development or sale of insurance or insurance related products as set forth in paragraph 3.04 of the Franchise Agreement.

(b)                              All Insurance Businesses shall have a telephone number separate from that of the Franchised Business in order to avoid confusion with the Franchised Business.

(c)                               Advertising or printed materials of the Franchised Business shall not reference or promote the Insurance Business in any manner whatsoever.

(d)                              No Insurance Business shall be permitted to use the Service Marks in advertising (including yellow page and white page telephone directory advertising), press materials, printed materials or in any manner whatsoever. Yellow page and white page phone directory advertising for real estate services provided by the Franchised Business must be completely separate from any listings for any Insurance Business and there may be no cross referencing between the two areas.  Real estate advertisements and brochures (including business cards) cannot list insurance as an additional service offered by or through the Franchised Business.

(e)                               No principal, employee or agent of Franchisee shall engage in or be involved in any illegal or questionable insurance practices.

From time to time, upon Franchisor’s written request, Franchisee shall provide Franchisor with a list of all Insurance Businesses then operated by Franchisee and its affiliated companies.  The parties agree that the foregoing restrictions shall not apply to the operation of any title insurance business, and that any title insurance operations shall instead be governed by the provisions of paragraph 9.13.

18.15            Area and Scope of Operations. Notwithstanding anything to the contrary set forth in the Franchise Agreement, including, without limitation, paragraphs 3.05 and 9.01(e) of the Franchise Agreement and the broker-to-broker referral policies set forth in the Operations Manual, Franchisor and Franchisee agree that referral services will be handled consistent with the following guidelines:

(a)                               Franchisee shall not be restricted in its ability to receive referral requests for real estate brokerage services from current and former customers, as well as current and former customers of Franchisor’s affiliated companies, regardless of the geographic source of the request for referral.

(b)                              In all cases, regardless of the source of the referral request for real estate brokerage services, Franchisee shall use commercially reasonable efforts to refer the requestor to a member of the Berkshire Hathaway HomeServices real estate network.  If no Berkshire Hathaway HomeServices network member reasonably services the geographic area for which the referral is requested, then Franchisee may refer the requestor to any real estate brokerage selected by Franchisee.

(c)                               Except as set forth above, Franchisee shall otherwise be subject the provisions of paragraph 3.05 and 9.01(e) of the Franchise Agreement, as well as the broker-to -broker policies set forth in the Operations Manual.

18.16            Permission to Close or Relocate.  Notwithstanding anything to the contrary set forth in Section 4.02, Franchisor agrees that it shall not unreasonably withhold any consent to the closure or relocation of a Location or Restricted Purpose Location within Franchisee’s Exclusive Territory or Protected Territory.  Franchisee agrees that it will not relocate a Location or announce any location change without Franchisor’s prior written consent.

18.17            Additional Locations.    Notwithstanding anything to the contrary set forth in Section 4.03, Franchisor agrees that it shall not unreasonably reject or withhold any consent to Franchisee’s application for an Additional Location, provided the proposed Additional Location is within Franchisee’s Exclusive Territory or Protected Territory.

18.18            Franchise Fees.  The definition of “Initial Franchise Fee” in Article II and all of Article V, Section 5.01 of the Franchise Agreement is hereby deleted in its entirety and replaced with the following:

(a)                                                       “All initial franchise fees for the original Locations and Restricted Purpose Locations existing as of the effective date of the Franchise Agreement as identified in Exhibit B (as it may be updated or revised prior to the effective date of the Franchise Agreement) are hereby waived.

(b)                                                      For each Additional Location, Franchisee shall pay to Franchisor an “Additional Location Fee” equal to [***] that any [***] acquired, with[***], from a [***] of a[***] or from a [***] of [***] shall not require the [***] of an [***] or [***].

(c)                                                       There shall be [***] for any Additional Restricted Purpose Location.

18.19                  Continuing Royalty.            Section 5.02 is hereby deleted in its entirety and replaced with the following:

(a)                                   Commencing on the Effective Date of the Franchise Agreement, Franchisee shall pay to Franchisor a Continuing Royalty equal to[***]% of certain Gross Revenues derived from the Franchised Business during Franchisee’s First and succeeding Anniversary Years,

(b)                                  As further provided pursuant to paragraph 9.02 hereof, beginning on the Effective Date and continuing until the date of expiration or termination of this Agreement, Franchisee shall report to Franchisor’s designated computer system (on a periodic basis as set forth in the Operations Manual) the Gross Revenues earned by Franchisee. The Continuing Royalty on such Gross Revenues shall be payable no later than the next business day following the day on which such Gross Revenues are required to be reported pursuant to the Operations Manual. Upon expiration or termination of this Agreement, the Continuing Royalty shall remain payable as to all Gross Revenues generated from sales contracts executed or from leasing and rental agreements executed prior to the date of such expiration or termination, and Franchisee shall continue to maintain the Depository Checking Account described in paragraph 9.04 until such time as all outstanding sums due Franchisor have been collected from the Depository Checking Account by Franchisor. Franchisee shall deposit the Continuing Royalty into the Depository Checking Account immediately when payable under this subparagraph or the following subparagraph hereof. Franchisee’s Continuing Royalty shall be paid to Franchisor regardless of the type of consideration received by Franchisee. In circumstances involving non-cash Gross Revenues, the method and timing of payment of Continuing Royalty may be varied in Franchisor’s reasonable discretion and said non-cash Gross Revenues will be valued at its then fair market value (in the case of a promissory note, its then fair market value shall be equal to the stated face value of the note). Franchisor shall have the right, in its sole discretion, to reduce the Continuing Royalty rate.

(c)                               Notwithstanding the preceding subparagraph, at Franchisee’s option, said Continuing Royalty shall not be payable as described in Paragraph (a) above on Gross Revenues not yet received by Franchisee, if payment of all or a portion of the commission earned is deferred pursuant to a written agreement; in which case the Continuing Royalty shall be payable upon the actual receipt directly or indirectly of said commission, or portion thereof, by the Franchisee.

(d)                            No Continuing Royalty shall be payable with respect to Gross Revenues arising from sales contracts executed or leasing and rental agreements executed prior to the effective date of the Franchise Agreement. Continuing Royalty shall be payable upon any termination or expiration of this Agreement with respect to Gross Revenues receivable in connection with any binding written agreement

[***]Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

then in effect. For purposes of this subparagraph, executed sales contracts and leases shall be deemed a “binding written agreement”, but a listing agreement shall not be deemed to be a “binding written agreement”.

(e)                             For each Anniversary Year following the First Anniversary Year, Franchisee’s minimum Continuing Royalty will be equal to Fifteen Thousand Dollars ($15,000). If Franchisee fails to pay the minimum Continuing Royalty in any Anniversary Year, Franchisor shall, following the end of such Anniversary Year, notify Franchisee of the amount by which Franchisee has failed to meet the minimum Continuing Royalty. Franchisee shall pay to Franchisor such amount within thirty (30) days after receipt by Franchisee of such notice.

(f)                              If the Gross Revenues reported by Franchisee and for which it has paid a Continuing Royalty to Franchisor are more than $[***] in any individual Anniversary Year (the “Gross Revenue Threshold”), Franchisee shall receive a Continuing Royalty fee credit calculated as [***]% of all reported Gross Revenues for such Anniversary Year such that the effective Continuing Royalty rate for such Anniversary Year shall be reduced to [***]%. By way of example, if Franchisee’s Gross Revenues are $[***] and Franchisee has paid to Franchisor an aggregate Continuing Royalty of $[***], a Continuing Royalty fee credit of $[***] would be due to Franchisee at the end of the Anniversary Year resulting in a net effective Continuing Royalty of [***]%.

i.              Franchisor shall issue any Continuing Royalty fee credit due in accordance with this Section 5.02(f) within 30 days following the end of the Anniversary Year in which Franchisee’s reported Gross Revenues exceed the Gross Revenue Threshold.

ii.            For purposes hereof, Gross Revenues shall be deemed to commence at $0 on the Effective Date of the Franchise Agreement and on the first day of each Anniversary Year thereafter.

(g)                               Franchisor agrees that no Continuing Royalty or Marketing Fees shall be due or payable with respect to Gross Revenues generated from certain Consumer Brokerage Transaction Fees charged to consumers.  For purposes of this Agreement, “Consumer Brokerage Transaction Fees” shall mean fixed fees in an amount not to exceed $590 per party per transaction which are charged by Franchisee directly to consumers in addition to a standard percentage commission charged on the same transaction. As of the Effective Date of this Agreement, Consumer Brokerage Transaction Fees are charged in the amount of $295 per party per transaction.

(h)                              Franchisee shall receive an aggregate Continuing Royalty fee credit not to exceed $[***] (the “Pending Transactions Credit”) on Gross Revenues generated from executed sales contracts and leasing and rental agreements executed prior to the Effective Date that closed, or for which Gross Revenues were received, during the first ninety (90) days after the Effective Date and for which Franchisee actually paid a royalty to its previous franchisor, BRER Affiliates LLC. Franchisor shall issue a Continuing Royalty fee credit to Franchisee equal to twenty percent (20%) of the total Pending Transactions Credit during the first 5 Anniversary Years no later than 30 days after the end of each such Anniversary

[***]Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

Year.  All such Continuing Royalty fee credits to which the credit will be applied with respect to future Continuing Royalty obligations.

(i)                                  Franchisee shall receive an aggregate Continuing Royalty fee credit of $[***] (the “Conversion Credit”) to assist Franchisee in recovering the costs of converting the Franchised Business to the new Service Marks. Franchisor shall issue a Continuing Royalty fee credit to Franchisee equal to twenty percent (20%) of the total Conversion Credit during the first 5 Anniversary Years no later than 30 days after the end of each Anniversary Year. All such Continuing Royalty fee credits to which the credit will be applied with respect to future Continuing Royalty obligations.

(j)                                  Nothing contained in the foregoing subparagraphs (h) or (i) shall modify or reduce Franchisee’s obligations to report to Franchisor all transactions and Gross Revenues received, including those transactions to which the Pending Transactions Credit or the Conversion Credit may apply, in accordance with the terms of the Franchise Agreement.”

18.20            Intentionally Omitted.

18.21            Late Charges.   Section 5.05 of the Franchise Agreement is hereby deleted in its entirety and replaced with the following: “All delinquent payments of any sums more than 30 days past due to Franchisor shall bear interest at the rate of 10% per annum (0.83% per month) or the highest rate permitted by law, whichever is lower.”

18.22            No Renewal Rights.               Section 6.02 is hereby deleted in its entirety and replaced with the following:

“6.02            Renewal of the Franchise Agreement.                                          Franchisee will have a one-time option to renew this Agreement for one (1) additional five (5) year term (the “Renewal Term”) in accordance with the then-current form of Franchise Agreement in use by Franchisor, upon the following conditions:

(a)  Franchisee shall give Franchisor written notice of Franchisee’s intention to exercise its option to enter into the Renewal Term at least 180 days prior to the originally scheduled expiration date of the Franchise Agreement.

(b)                              Franchisor shall promptly transmit to Franchisee a copy of its then current Franchise Agreement and Franchise Disclosure Document.  If the Franchisor’s then-current Franchise Disclosure Document has not been approved for use in the state(s) in which the Franchised Business is then operating, Franchisor shall promptly take such actions as are reasonably necessary in order to be able to provide Franchisee with its Franchise Agreement and Franchise Disclosure Document.

(c)                               If, prior to the date upon which Franchisor receives Franchisee’s notice of its intent to enter into the Renewal Term, Franchisor has ceased or announced its intention to cease entering into new or renewal franchise agreements using the Berkshire Hathaway HomeServices name and Service Marks in the state(s) in which the Franchised Business is then operating, Franchisor shall have no obligation to enter into the Renewal Term, notwithstanding anything to the contrary set forth in this paragraph 6.02; provided, however that Franchisee shall have a reasonable amount of time (not to exceed 24 months

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from its receipt of such notice of Franchisor’s intent to not enter into a Renewal Term) to continue operation of the Franchised Business under the terms of this Agreement in order to rebrand its Franchised Business.

(d)                              In order to be eligible to renew the Franchise Agreement in accordance with this Section 6.02, (i) Franchisee must be in material compliance with the terms of the Franchise Agreement (including all payment and reporting obligations) at the time notice is given and upon the scheduled expiration date of the initial term, and (ii) Franchisee must have reported and paid Continuing Royalty on Gross Revenues of at least $50,000,000 in the Anniversary Year preceding the Anniversary Year in which the initial term is scheduled to expire.

(e)                               Subsequent to the execution by Franchisee of a franchise agreement for the Renewal Term, and prior to the effective date of the new franchise agreement, Franchisee shall bring each Location and Restricted Purpose Location into compliance with the standards then applicable to new franchisees.”

18.23            Intentionally Omitted.

18.24 Use of Service Marks in Electronic Commerce.

(a)                               The sixth sentence of Section 7.02 is deleted in its entirety and replaced with the following:

“Franchisee agrees to transfer any approved Internet or web site addresses, e-mail addresses or domain names using the Service Marks to Franchisor upon Franchisor’s written request upon termination or expiration of this Agreement for any reason.  Upon Franchisor’s written request, Franchisee shall immediately transfer to Franchisor any unapproved Internet or web site addresses, e-mail addresses or domain names using the Service Marks which are registered by Franchisee.”

(b)                              The following sentence is hereby inserted at the end of Section 7.02 of the Franchise Agreement:

“Currently, the “BHHS” derivation of “Berkshire Hathaway HomeServices” is permitted, but only in conjunction with the “Quality Seal” shown in Item 13 of Franchisor’s current Franchise Disclosure Document.”

(c)                               Franchisor reserves the right to add further derivations in the future.

(d)                              Franchisor and Franchisee are concurrently entering into a separate agreement with respect to the use of an approved domain name by Franchisee in connection with the Franchised Business.

18.25            Acts in Derogation of the Service Marks.  The following sentence is added to the end of Section 7.03(b) of the Franchise Agreement:

“Notwithstanding any of the above, Franchisor approves Franchisee’s business names and other identifying words as follows: “Berkshire Hathaway HomeServices Florida Realty.”

18.26            Use and Modification of Service Marks. Section 7.04 of the Franchise Agreement is amended by adding the following paragraph:

“[***]for the [***] to [***]Service Marks.[***], the parties acknowledge that the [***]of Franchisee. In the event that Franchisee is[***] in the operation of the Franchised Business, or [***] that it does not [***] the [***], then [***] have a [***] to [***] this Agreement following ninety (90) days[***]. Franchisee’s [***] of its [***] this agreement must be [***] within [***] following Franchisee’s [***] of a [***] regarding either the [***] or the [***] Franchise Agreements.  In the event Franchisee [***] Agreement under this Section, Franchisee must (i) [***] Franchisor [***] the Agreement and any related agreements through the [***] as of the [***] date, and (ii) comply with all [***] obligations under the Agreement.  Notwithstanding the foregoing, this paragraph shall be deemed null and void and of no further force and effect if at any time during the Term of the Franchise Agreement Franchisee [***] the Franchise Agreement beyond any applicable [***] Franchisee hereby agrees that in the event Franchisee [***] Franchise Agreement pursuant to the terms and conditions outlined [***] upon the [***] Franchisee notifies Franchisor of such [***], all agreements concerning Franchisee’s [***] and [***] as set forth in the Second Amendment to the Franchise Agreement shall be [***].”

18.27            Use of Other Trademarks.  Section 7.05 of the Franchise Agreement is deleted in its entirety and replaced with the following:

“7.05            Use of Other Trademarks.  Franchisee shall not use or display or permit the use or display of trademarks, trade names, service marks, insignias or logo types other than an Assumed Name (i) in any advertisement that contains the word “Berkshire Hathaway HomeServices” or any other Service Marks, (ii) in or on any Location or place of business of Franchisee in any manner that is reasonably visible from outside such Location or place of business, (iii) in any form of electronic commerce, or (iv) in any computer system used at any Location or place of business of Franchisee, or otherwise in connection with the Franchised Business, in any manner that could lead any person to believe that such other trademarks, trade names, service marks, insignias or logo types or the products or services with which they are associated are owned or offered by the Franchisor or its affiliates, except as otherwise expressly permitted herein or in the Operations Manual.

(a)       Operation of RERBs. Franchisor acknowledges that Franchisee and its Equity Holder may operate other real estate related businesses as defined in Section 9.13 of this Agreement.   The terms of this Section shall apply to Franchisee’s operation of these businesses. Notwithstanding anything to the contrary in this Section of the Agreement, Franchisee may operate the RERBs from the same location as the Franchised Business so long as (i) Franchisee takes all steps necessary to conduct the RERBs in a manner that does not cause confusion among the public as to whether such RERB is being conducted using the Service Marks; (ii) all RERBs have a telephone number separate from that of the Franchised Business;   (iii) except as permitted in this Agreement, no RERB holding a real estate brokerage license shall engage in any real estate brokerage activity that constitutes Acting as a Real Estate Broker (as defined in Article II of the Franchise Agreement) without Franchisor’s prior written consent; (iv) Franchisee agrees to indemnify Franchisor (and its affiliates and parent companies) for any claims that arise out of the operation of such RERBs except to the extent such claims are related, directly or indirectly, to any act allegedly committed by Franchisor, its affiliates and parent companies, and any of their respective officers, directors, employees or agents ; and (v) Franchisee directs its related parties to obtain from every buyer in transactions closed by Franchisee a disclosure that states, among other things that may be required by law, that the services provided by any such RERB are

[***]Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

not provided by, affiliated with or related to Franchisor or its affiliates or parent companies.

(b)      Website Restrictions. Notwithstanding anything to the contrary in this Section of the Agreement, on the homepage of Franchisee’s website dedicated to the Franchised Business, Franchisee shall not identify any RERBs other than through a hyperlink to a separate URL (domain name). Any such hyperlink may identify the service provided by the RERB or the business name of the RERB, but shall link to a separate URL for such RERB. Franchisor shall be permitted to dictate standards with respect to the size and placement of such hyperlinks.  Franchisor acknowledges that Franchisee has marketing relationships with third party providers of ancillary real estate services that are not controlled by or under the same control as Franchisee (for example, Wells Fargo) (the “Marketing Partner(s)”). Marketing Partners shall be permitted to refer to the Franchised Business by name, but shall not be permitted to display the Service Marks in connection with such references.  Franchisee shall require its Marketing Partners to include a disclaimer on any advertising materials referencing the Franchised Business. The disclaimer for such advertising will state in substance that the services provided by the Marketing Partners are not provided by, affiliated with or related to Franchisor (the “Relationship Disclaimer”). Banner ads or other ads produced by the Marketing Partner(s) (without use of the Service Marks) for placement on the Franchisee’s website shall not require the Relationship Disclaimer. Franchisee and Franchisor will work together in good faith to resolve any issues arising from Franchisee’s relationship with any Marketing Partners may arise during the Term or subsequent Renewal Term.

(c)       Advertising of RERBs. Notwithstanding anything to the contrary in this Section of the Agreement, any advertising that contains the Service Marks may not include reference to the RERBs other than it may identify the business name of the RERB.  All such advertising shall include an appropriate disclaimer that the RERB has no relationship to Franchisor. Marketing Partners shall be permitted to refer to the Franchised Business by name, but shall not be permitted to display the Service Marks in connection with such references.  Franchisee shall require its Marketing Partners to include a Relationship Disclaimer on any advertising materials referencing the Franchised Business. Franchisee and Franchisor will work together in good faith to resolve any issues arising from Franchisee’s co-branding or other advertising of any Marketing Partner(s) as may arise during the Term.

(d)      WCI Realty, Inc. Notwithstanding anything to the contrary in this Section, Franchisee agrees that WCI Realty, Inc. shall not operate any of its businesses from Franchisee’s Offices and further, WCI Realty, Inc. shall not be permitted to engage in any cooperative or joint advertising permitted herein. WCI Realty, Inc. shall operate entirely independently of Franchisee and the Service Marks. Franchisee represents and warrants that WCI Realty, Inc. is not permitted to conduct real property resale transactions other than for homes built by affiliates of WCI Communities, Inc; its business is limited to conducting new home sale or re-sale transactions for homes built by affiliates of WCI Communities, Inc. or other third party homebuilders.

(e)       Other Real Estate Related Businesses. Notwithstanding anything to the contrary contained in this Agreement, Franchisor acknowledges that Franchisee currently has, and intends to have in the future, affiliated entities (“Real Estate Related Businesses”, or “RERB’s”), including but not limited to affiliates of WCI Communities, Inc. which are involved in the development, construction, sale and limited resale of new construction homes and commercial properties developed by such RERB’s, and Franchisor will not unreasonably withhold its consent to such activity, provided that such activity does not compete with the Franchised Business in providing real estate services for the resale of homes. Franchisor agrees that no Continuing Royalty or Marketing Fees shall be payable with respect to any revenues generated from such real estate activities conducted by RERBs, so long as Franchisor consents to their operation as an RERB and there is no use of the Service Marks in connection with such activities.

18.28            Display of Service Marks Material Consideration.  The final sentence of Section 7.08 of the Franchise Agreement is hereby amended to read as follows:

“Franchisee agrees that, should it for any reason fail to use and promote the Service Marks in accordance with the terms of this Agreement, in addition to the other rights and remedies available to Franchisor for this and other breaches of this Agreement, Franchisee agrees to pay to Franchisor as liquidated damages and not as penalty, an amount equal to the total Continuing Royalty due and payable by Franchisee to Franchisor for the Anniversary Year immediately preceding Franchisee’s failure to comply with the terms of this paragraph.”

18.29            Affiliate Integration Process. Notwithstanding anything to the contrary set forth in paragraph 8.01 of the Franchise Agreement, Franchisor shall conduct the training described in paragraph 8.01 within 120 days after the Effective Date, and any individuals required to complete such training in accordance with paragraph 8.01 shall do so within said 120 day period.

18.30            Sales Professional Orientation.  Section 8.02 of the Franchise Agreement is hereby deleted in its entirety and replaced with the following.

“Franchisor will make available to Franchisee a Sales Professional Orientation at a location or locations to be provided by Franchisee at its cost and expense, either in one of Franchisee’s Locations or such other location as is reasonably selected by Franchisee.  If Franchisee decides to make available the Sales Professional Orientation to its sales professionals, Franchisee shall pay for the location and shall provide refreshments, if any, at its cost and expense.”

18.31            Sales Training Courses.  Section 8.03 of the Franchise Agreement is hereby deleted in its entirety and replaced with the following:

“Franchisor may make available to Franchisee optional training courses, seminars or conferences at times and places and for fees designated by Franchisor.  If Franchisee decides to attend such optional training courses, seminars or conferences, Franchisee shall pay all reasonable course fees, travel and living expenses incurred as a result of attending additional training courses.  Franchisor shall provide such Sales Professional Orientation Sessions within 90 days following the Effective Date.”

18.32            Intentionally Omitted.

18.33            Franchisee Operational and Staff Requirements. Section 9.01(b) of the Franchise Agreement is hereby deleted and replaced with the following:

“All Locations, including Restricted Purpose Locations, shall remain open on a full-time and continuous basis (generally understood to be a minimum of five (5) days a week), except as caused by acts of God or other matters beyond the control of Franchisee (other than Franchisee’s inability to procure money).”

18.34            Reporting and Computer Software System Requirements. The last sentence of Section 9.02(a) of the Franchise Agreement is hereby deleted and replaced with the following:

“In the event that at any time following the First Anniversary Year, or earlier if otherwise provided in the approval for systems other than those set forth in Exhibit A, Franchisor determines in its reasonable discretion that such Approved Broker Management System has become inadequate, Franchisor shall so notify Franchisee and Franchisee shall take reasonable steps to install, be trained on and use an alternative Approved Broker Management System within the time period (not less than 120 days) set forth in the Operations Manual.”

18.35            Communications Systems and Hardware.                The last sentence of Section 9.03(b) Franchise Agreement is hereby deleted and replaced with the following:

“The cost of such systems or capacities shall be borne by Franchisee and shall not include charges by Franchisor.”

18.36            Depository Checking Account.  The fourth sentence of Section 9.04 of the Franchise Agreement is hereby deleted in its entirety.

18.37            Operations Manual.             Section 9.05 (a) of the Franchise Agreement is hereby deleted in its entirety and replaced with the following:

“Franchisee shall operate the Franchised Business in accordance with the Operations Manual, a copy which has been provided to Franchisee prior to the execution of this Agreement.  Franchisor shall have the right to make reasonable changes to the Operations Manual that Franchisor determines are appropriate in its reasonable business judgment.  Franchisor agrees that although such modifications or amendments to the Operations Manual may be material in that they may have an effect on the operation of the Franchised Business, they may not conflict with or alter the terms of this Agreement and that to the extent there are any conflicts between any modifications to the Operations Manual, and the Franchise Agreement, as amended by this First Amendment, the Franchise Agreement, as amended, controls. At Franchisee’s own expense, Franchisee must adopt on a timely basis (but no later than thirty (30) days after notice) any such modifications after Franchisor has given notice to Franchisee in accordance with paragraph 14.07 hereof or, at Franchisor’s option, provided Franchisee with an electronic copy of the revisions to the Operations Manual; however, if such modifications result in an expense in excess of $100,000 in any given year or at any given time, Franchisor will agree to grant Franchisee additional time as is determined by Franchisor in its reasonable discretion to adopt such changes, provided, however, that no such extensions shall exceed two (2) years from the date of Franchisor’s notice.”

18.38            Signs and Display Materials.  The last sentence of Section 9.06 of the Franchise Agreement is hereby deleted in its entirety and replaced with the following:

“Said Materials may be purchased and procured by Franchisee from Franchisor, suppliers designated or approved by Franchisor, or from other vendors or suppliers, provided that all such Materials must be manufactured or otherwise produced in accordance with Operations Manual guidelines.”

18.39   Telephone Numbers. The first sentence of Section 9.07 of the Franchise Agreement is hereby deleted in its entirety.

18.40   Insurance. Section 9.09 of the Franchise Agreement is hereby deleted in its entirety and replaced with the following:

“Franchisee shall have in effect on the Effective Date and maintain during the term hereof the following types of insurance: (1) automobile liability coverage, included hired and non-owned automobiles, with limits of at least $500,000 per occurrence and deductibles reasonably satisfactory to Franchisor; (2) general liability with limits of at least $1,000,000 per occurrence; (3) professional liability (real estate errors and omissions) coverage with limits of at least $1,000,000, per occurrence coverage, with a deductible appropriate to your particular financial situation; and (4) any additional types of policies and coverage as may be required by law, including, without limitation, workers compensation coverage. Franchisee shall cause certificates of insurance showing compliance with the above requirements to be delivered to the Franchisor at the initiation of the Franchise Agreement and at such other times as Franchisor may request. The certificate(s) of insurance shall contain a separate endorsement naming the Franchisor and its parent and affiliated companies, as additional insureds, including BHH Affiliates, LLC, HSF Affiliates LLC and its subsidiaries, HomeServices of America, Inc. and its subsidiaries, and Berkshire Hathaway Inc. and its subsidiaries.  Franchisee shall furnish Franchisor with copies of such certificates of insurance as Franchisor may reasonably request from time to time, but not more than once per year.  This paragraph 9.09 is made further subject to those provisions of the Operations Manual regarding Insurance which do not directly conflict with the provisions hereof.”

18.41   Records and Rights of Inspection.  Section 9.10 of the Franchise Agreement is hereby deleted in its entirety and replaced with the following:

“(a)                        Franchisee covenants and agrees that it shall keep and maintain during the term hereof, and for a period of thirty-six (36) months following expiration or termination for any reason, full, true and complete records of all Gross Revenues respecting each Location and Restricted Purpose Location. Franchisee shall permit Franchisor or its representatives or agents selected in the sole discretion of Franchisor, during normal business hours, to examine or audit the books of accounts, bank statements, documents, records, papers, relating to the Gross Revenues of the Franchised Business. If available, Franchisee shall provide a copy of Franchisee’s federal tax return. Notwithstanding the foregoing, Franchisor acknowledges that Franchisee’s tax returns are currently filed as part of a consolidated tax return and agree that so long as Franchisee continues to file as part of a consolidated tax return, Franchisee shall have no obligation to provide Franchisor with any tax returns.

(b)                              If Franchisor should cause an audit to be made and the Gross Revenues or business transacted as shown by Franchisee’s records should be found to be understated by any amount, Franchisee shall immediately pay to Franchisor the additional amount payable as shown by such audit plus such interest or late charges thereon computed from the date (or dates) said understated amount (or amounts were due) in accordance with the provisions of this Agreement. If Franchisee’s Gross Revenues are found to be understated by five percent or more, Franchisee shall pay to Franchisor the reasonable and necessary costs of such audit; otherwise, the cost of the audit shall be borne by Franchisor. If either Franchisee or Franchisor cancels a scheduled audit, the party canceling such audit will pay the reasonable and necessary costs arising out of the cancellation. Franchisee shall furnish the Franchisor with a copy of any and all Profit and Loss Statement and Balance Sheet respecting the Franchised Business, and relevant information from Franchisee’s Multiple Listing Service, if requested, without any cost or expense to Franchisor. Franchisee must dispute any audit findings in writing and identify the basis for any dispute.  Procedures and timing for disputing audit findings will be described in the Operations Manual.

(c)                               Within 120 days after the end of each of Franchisee’s fiscal years, Franchisee shall furnish Franchisor with (i) a Profit and Loss Statement and Balance Sheet of the Franchised Business for the previous fiscal year, (ii) a Reconciliation of Gross Revenues for the previous fiscal year, (iii) such materials as Franchisor shall require with respect to compliance with Identity Standards, (iv) and such materials as Franchisor shall require with respect to compliance with applicable laws, rules and regulations. All such Profit and Loss Statement and Balance Sheet shall be certified by Franchisee or, in the case of a corporate Franchisee, by Franchisee’s Chief Executive Officer or Chief Financial Officer, as being true, complete and correct.

(d)                              Franchisor shall have the right, at any time, to use any financial report or statement, or any information derived therefrom, relating to the Franchised Business or any or all of the Locations and Restricted Purposes Locations, as part of Franchisor’s Franchise Disclosure Document or similar disclosure document; provided, that Franchisor shall disclose financial information regarding Franchisee only in the aggregate with information about other franchisees, except as required by applicable law.”

18.42   Compliance with Laws.  Section 9.12 of the Franchise Agreement is hereby deleted in its entirety and replaced with the following:

“Franchisee shall (a) operate the Franchised Business in compliance with all applicable laws, rules and regulations of all governmental authorities, (b) comply with all applicable wage, hour and other laws and regulations of the federal, state or local governments, (c) comply with all laws regarding tax liabilities, and (d) at all times comply with the Code of Ethics of the National Association of Realtors.  Franchisee represents that it shall obtain and at all times maintain all necessary permits, certificates, and/or licenses necessary to conduct the Franchised Business in the localities within which each Location or other office is situated.  Franchisee shall immediately notify Franchisor of any litigation, arbitration, disciplinary action, criminal proceeding, or any other legal proceeding or action brought against or involving Franchisee or the Franchised Business.”

18.43   No Other Real Estate Brokerage Businesses.  The last sentence of the first paragraph of Section 9.13 is hereby deleted in its entirety.  Franchisor acknowledges that the provisions of paragraph 9.13 shall not apply to the Equity Holder of Franchisee.

18.44   Intentionally Omitted.

18.45   Assignment by Franchisee.

(a)        Transfer to Affiliated Corporations.  Section 10.02(d) is deleted in its entirety and replaced with the following:

“Transfers to Affiliated Corporations.  The ownership of Franchisee may be transferred in whole or in part without the consent of Franchisor, upon 30 days’ prior written notice to Franchisor, to one or more entities (including, without limitation, partnerships, corporations, limited liability companies, joint ventures) wholly owned by the Equity Holder provided that (i) adequate provision is made for the management of the Franchised Business, and (ii) such Transfer may be denied by Franchisor if, in Franchisor’s reasonable judgment, the economic resources of the transferee are not sufficient to fully and faithfully conduct the Franchised Business as contemplated by this Agreement, or the Transfer and the prospective transferees may reasonably be expected to have a negative effect on the reputation or business operations of the Franchised Business, the Network, the System, or Franchisor, its parent or any of its affiliates.”

(b)        Other Transfers. Section 10.02(g) is deleted in its entirety and replaced with the following:

“Except as otherwise provided in this Agreement including subparagraph 10.02(p) as set forth in the First Amendment, Franchisee or an Equity Holder may effect any Transfer of a direct or indirect interest in this Agreement, in the Franchised Business or in the economic benefits derived there from, or any equity interest in Franchisee, not permitted by the preceding subparagraphs (b) through (e), only after written notice to Franchisor and only with Franchisor’s written consent, which may not be unreasonably withheld. Franchisor shall exercise its good faith business judgment in determining whether to give or withhold its consent to a Transfer under this subparagraph 10.02(g).  Such exercise of good faith business judgment shall include Franchisor’s consideration of certain skills and qualifications of the prospective transferee that are of business concern to Franchisor, including without limitation, the following:  experience in real estate brokerage, financial and operational skills and qualifications, economic resources, reputation and character of such prospective transferees; the ability of such prospective transferee(s) to fully and faithfully conduct the Franchised Business as contemplated by this Agreement; and the effect that the Transfer and the prospective transferees will have or may reasonably be expected to have on the reputation or business operations of the Franchised Business, the Network, the System, or Franchisor, its parent or any of its affiliates.

Notwithstanding anything contained in this Section, Franchisor agrees that it will not withhold approval to a Transfer of the Franchise to a “Qualified Business” as hereinafter defined, provided that the following requirements for Franchisor’s approval are met: (i) the Qualified Business and/or its equity holders are or were in the real estate industry; (ii) the Qualified Business and its equity holders have not been the subject of a credible complaint of fraud or unfair trade practices (as reasonably determined by Franchisee) submitted to a real estate commission (if the Qualified Business and/or its Equity Holders were in the real estate industry) or any similar agency for any other type of business that resulted in an adjudication of guilt or liability; (iii) the Qualified Business has not been the subject of any criminal indictments or convictions and could not reasonably be expected to have a negative effect on the reputation or business operations of the Franchised Business, the Network, the System, or Franchisor, its parent or any of its affiliates; (iv) the Qualified Business and its equity holders have not been defendants in any civil proceeding in which any of them was found liable for fraud or similar claims (or agreed to pay $1,000,000 or more to settle such claims); (v) the Qualified Business and its owners must not appear on any federal U.S. or Interpol terrorist watch list or similar restricted parties list; (vi) the Qualified Business and its equity holders must not own any equity interest in or control, be controlled by, or under common control with an interest equal to or greater than 51% of a Direct Competitor of Franchisor or any real estate brokerage business that is the subject of a franchise agreement with a Direct Competitor of Franchisor; and (vii) the Qualified Business’s operation under the Franchise Agreement would not breach any existing agreements to which the Qualified Business and/or its owners are bound. For purposes of this Section, a “Qualified Business” shall mean any entity with a net worth as determined in accordance with U.S. Generally Accepted Accounting Principles of at least $20,000,000. A “Direct Competitor” is a person or entity that owns, operates, controls or is controlled by a franchisor of real estate brokerages.”

(c)        Equity Interest Defined.  The following is hereby added to the end of Section 10.02(h):

“For purposes of this Agreement, and for so long as WCI Communities, LLC is the sole shareholder of Franchisee, the term “Equity Holder” shall mean only WCI Communities, LLC, and shall not mean or refer to any equity holder in WCI Communities, LLC.”

In addition, the term Equity Interest in Franchisee in the second sentence of Section 10.02(h) is deleted in its entirety and replaced with the following:

“Equity Interest in Franchisee shall also include any direct interest in this Agreement, in the Franchised Business or in the economic benefits derived therefrom or in the assets of the Franchised Business if such assets are transferred in connection with the transfer of a substantial portion of such assets.  Under no circumstances will an equity interest in WCI Communities, Inc. constitute an Equity Interest in Franchisee.”

(d)        Ownership of WCI Communities, Inc.  The following sentence is added as a new subparagraph 10.02(p):

“Franchisor acknowledges that it has no right to approve or disapprove of any transfer of ownership of a direct or indirect interest in WCI Communities, Inc. (whether by stock sale, merger, operation of law or otherwise), or the sale of all or substantially all of the assets of WCI Communities, Inc. (including the Franchised Business); provided however that if (a) more than fifty one percent (51%) of the equity interests in WCI Communities, Inc. are acquired by a Direct Competitor of Franchisor, and (b) if WCI Communities, Inc. is a privately held company, then Franchisor shall have a one-time option to terminate this Franchise Agreement within twelve (12) months following receipt of notice of such fact.  If Franchisor shall exercise this early termination option, Franchisor and Franchisee shall enter into an amendment which amends the expiration date of this Agreement to be the termination date selected by Franchisor pursuant to the terms herein.”

(e)        Registration of Proposed Transfer. Section 10.02(j) is deleted and replaced with the following:

“If a proposed Transfer of an equity interest in Franchisee requires registration under any federal or state securities law, Franchisee shall: (i) notify Franchisor at least 45 days before the proposed effective date of the registration; (ii) accompany such notice with a one-time payment of a non-refundable fee of $5,000; (iii) reimburse Franchisor for expenses incurred by Franchisor in connection with its review of any materials concerning the proposed registration, including without limitation, attorneys’ fees and travel expenses; (iv) agree, and all participants in the proposed offering subject to registration shall agree, to fully indemnify Franchisor in connection with the registration in writing, in form and substance satisfactory to Franchisor; furnish Franchisor all information requested by Franchisor; (v) avoid any implication of Franchisor’s participating in or endorsing the offering, and (vi) use Franchisor’s service marks and trademarks only as directed by this Franchise Agreement.”

(f)        Transfer of Processing Fees.  Section 10.02(k) is deleted and replaced with the following:

“In the event Franchisee Transfers a ten percent (10%) or greater equity interest in Franchisee, a Transfer that would result in a change in Control of Franchisee, or an assignment of this Agreement, Franchisee shall pay to Franchisor a non-refundable transfer and processing fee of $5,000.  Such transfer and processing fees are payable upon the Transfer or assignment.”

(g)        Assumption of Obligations. Section 10.02(l) is hereby deleted in its entirety and replaced with the following:

“Prior to Franchisee’s Transfer of this Agreement, the transferee must agree to assume all of the Franchisee’s obligations under this Agreement.  No such Transfer shall be effective unless and until such transferee agrees to assume all of the Franchisee’s obligations under this Agreement.”

(h)        Conditions Precedent to Transfer. Section 10.02(m) is hereby deleted in its entirety and replaced with the following:

“Franchisor may require, as a condition precedent to its consent to a Transfer pursuant to this Article X, that Franchisee shall have complied materially as of the date of any such Transfer with all of its obligations to Franchisee.”

18.46   [***] Franchisee’s Option.   Section [***] of the Franchise Agreement is hereby [***]:

“[***] Franchisee’s Option.  [***] the agreement of Franchisor and Franchisee that the [***]of the Franchise Agreement shall [***] as otherwise set forth in this Franchise Agreement, Franchisor has agreed that [***] at any time following the [***] in accordance with the following procedures and conditions:

(a)        Notice.  Should Franchisee desire [***], it shall provide Franchisor with [***] written notice of the [***].  Such notice shall only be effective if it is delivered to Franchisor after the [***].

(b)        [***].   Should Franchisee [***], then Franchisee will [***] equal to the total [***] paid or payable by Franchisee to Franchisor during the most recent [***] ended prior to the transmission of [***].  Franchisee shall [***] to Franchisor no later than the date of [***] of the Franchise Agreement.  If there are fewer than [***] remaining until the scheduled [***] of the Franchise Agreement, the [***] will be [***] for the [***] term.  Franchisee agrees that in no event shall [***] the Franchise Agreement pursuant to this Section [***] become effective unless and until it has [***]Franchisor (i) the [***] and (ii) all other [***].

(c)        Compliance with Franchise Agreement.  Following any [***] of the

[***]Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

Franchise Agreement in accordance with [***], Franchisee shall comply with all [***] requirements set forth in the Franchise Agreement, including, without limitation, the provisions of paragraph[***]of the Franchise Agreement.”

18.47   Intentionally Omitted.

18.48   Termination Without Prior Notice.

(a)        Sections 11.02(b)(vi) is hereby deleted in its entirety.

(b)        Section 11.02 (e) is hereby deleted in its entirety and replaced with the following:

“Franchisee operates each Location with separate broker licenses. With respect to the license for any individual Location, suspension or revocation of the broker’s license; unless Franchisee timely appoints a substitute broker as permitted under applicable law (it being understood that the timely appointment of replacement broker is dependent on multiple factors, including, but not limited to, the filing of the appropriate paperwork with regulatory agencies); such termination will be applicable solely to the individual Location(s) and Franchisee shall immediately close any such affected Location.”

(c)        Section 11.02 (i) is hereby deleted in its entirety and replaced with the following:

“If Franchisee engages in any activity in material violation of Article VII of this Franchise Agreement that could not, under any circumstances (as determined by Franchisor in its reasonable discretion), result in a complete cure or remedy of any damage caused by such violations.

(d)        Section 11.02 (j) is hereby deleted in its entirety and replaced with the following:

“If Franchisee materially violates trust account rules and regulations.”

18.49   Termination With Notice.

(a)        Section 11.03 of the Franchise Agreement is amended to add the following as an initial paragraph:

“Notwithstanding anything to the contrary contained in this Section 11.03, all time periods in this Section 11.03 other than those time periods set forth in paragraphs 11.03(a), 11.03(b) and 11.03(c) are hereby amended as follows:  after giving Franchisee written notice and 30 days to cure identified defaults (except for cure periods established elsewhere in this Agreement and any longer periods required by applicable state law), provided however that if said default shall be of such a nature that it cannot reasonably be cured or remedied within said 30 day period, the same shall not be deemed an event of default if Franchisee shall have commenced, in good faith, the curing or remedying of such default within such 30 day period and shall thereafter continuously and diligently proceed therewith to completion.  Subject to the foregoing, Franchisor may terminate this Agreement for the following uncured defaults:”

[***]Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

18.50   Termination With Notice.

(a)        Sections 11.03(a) and 11.03(b) of the Agreement are amended to include the following sentence at the end of each paragraph:

“Notwithstanding the foregoing, however, if said default shall be of such a nature that it cannot reasonably be cured or remedied within said 24 hour period, the same shall not be deemed an event of default if Franchisee shall have commenced, in good faith, the curing or remedying of such default within such 24 hour day period and shall thereafter continuously and diligently proceed therewith to completion.”

(b)        Section 11.03(c) of the Agreement is hereby amended to provide that Franchisor shall provide Franchisee with at least thirty (30) days written notice prior to termination with respect to any default by Franchisee of its obligation to pay any sums due Franchisor under this Agreement.

18.51   Franchisee’s Obligations.

(a)        The last sentence of Section 13.01(a) is hereby deleted in its entirety and replaced with the following:

“At such time as requested by Franchisor following the termination or expiration of this Franchise Agreement, Franchisee shall make its books and records available to Franchisor’s representatives to conduct an audit, and Franchisee shall pay all such amounts due Franchisor as determined by such audit, all in accordance with Section 9.10 of the Franchise Agreement, as amended.”

(b)        Sections 13.01(b)(vii) and 13.01 (c) are hereby deleted in their entirety.

(c)        The following sentence is added to the end of Section 13.01(b)(iv):

“Notwithstanding any of the above, Franchisee may discuss its previous affiliation with Franchisor in reasonable situations such as references to years business and other situations requiring explanations as to the prior history of Franchisee and as required by law, provided that Franchisee shall under no circumstances continue to display the Service Marks and Franchisee shall take all steps necessary to conduct its business in a manner that does not cause confusion among the general public as to whether Franchisee’s business is being conducted using the Franchisor’s Service Marks.”

(d)        Section 13.01(b)(vi) is hereby deleted in its entirety and replaced with the following:

“In the event such termination is a result of a material default by Franchisee, then Franchisee shall take all action necessary to immediately cause the local phone company (white pages) and any business phone publisher (the Yellow Pages) to remove Franchisee from their listings as a franchisee in their next edition of any directory or listings, including any Internet directories. Franchisee will cause any Web masters or websites to remove the Service Marks from their Web pages, including social media websites, and remove the Service Marks from the social media sites and accounts controlled by Franchisee its agents and affiliates, including from any source code or other mechanism that directs a consumer searching for the Marks to Franchisee’s website.”

(e)        Section 13.01(b)(viii) is hereby deleted in its entirety and replaced with the following:

Franchisee will assign all Internet and web site addresses, e-mail addresses and domain names using the Service Marks to Franchisor and use best efforts to identify any individual Internet, web site addresses, e-mail addresses and domain names using the Service Marks that may have been created by employees or sales agents and cause those employees or agents to assign the addresses or names to Franchisor. In the event the termination of the Franchise Agreement occurs as of its scheduled expiration date or upon Franchisee’s exercise of its option to terminate the Franchise Agreement early in accordance with Section 10.03, then notwithstanding anything to the contrary herein and without granting permission to publish, display or otherwise advertise Franchisee’s web site and e-mail addresses containing the Service Marks in any way, Franchisee shall have a period of sixty (60) days in which it may forward web site traffic and e-mails to Franchisee’s new web site address and e-mail addresses. After such sixty (60) day period, Franchisee shall instruct its Internet service provider to purge from its servers all domain name server information associated with such Internet and web site addresses, e-mail addresses and domain names being assigned or transferred.”

(f)        The word “seven” is replaced with the word “thirty” in Section 13.01(d).

18.52   Rights of Franchisor.  The last sentence of Section 13.02 is hereby deleted in its entirety and replaced with the following.

Franchisee is obligated to return, at no expense to the Franchisor, any and all copies of the Operations Manual, computer equipment, video equipment, videotapes, videodisks, software, software manuals and documentation, and any other communications media and Material provided for Franchisee’s use, which Franchisee still holds or has access to at time of termination, without additional charge in connection with the operation of the Franchised Business.

18.53  Franchisor’s Right to Cure Defaults by Franchisee.  Section 13.03 is hereby deleted in its entirety.

18.54   Attorneys’ Fees and Expenses.  Section 13.05 is hereby deleted in its entirety and replaced with the following:

If any party hereto commences or joins in (and, if applicable, appeals from) any legal action or proceeding against the other for the purpose of enforcing, or preventing the breach of, any provision of this Agreement; or for damages for any alleged or actual breach of any provision of this Agreement; or for a declaration of such party’s rights or obligations hereunder; or to address or resolve any other dispute between the parties of any nature whatsoever which dispute directly or indirectly arises from or relates to this Agreement and/or the relationship between the parties created hereby, then the ultimately prevailing party shall be reimbursed by the losing party for all costs and expenses incurred in connection with such legal action or proceeding (including, if applicable, any appeal thereof), including reasonable attorneys’ fees, experts’ fees, court costs and all other expenses sustained by the prevailing party.

18.55   Notices. Section 14.07 is hereby amended by replacing the notice to Franchisee with the following:

If to Franchisee:

Attn:  Rei Mesa

Watermark Realty, Inc.

1580 Sawgrass Corporate Parkway, Suite 400

Sunrise, FL 33323

With a copy to:

WCI Communities, LLC

Attn:  Legal Department

24301 Walden Center Drive

Bonita Springs, FL  34134

18.56 Representation of Franchisee.  IN ENTERING INTO THIS AGREEMENT, FRANCHISEE REPRESENTS AND WARRANTS THAT IT IS AN ENTITY THAT HAS BEEN IN BUSINESS FOR AT LEAST FIVE (5) YEARS AND HAS A NET WORTH OF AT LEAST FIVE MILLION DOLLARS ($5,000,000).  FRANCHISEE ACKNOWLEDGES THAT THIS REPRESENTATION AND WARRANTY IS A CONDITION PRECEDENT TO FRANCHISOR GRANTING THE FRANCHISE WHICH IS THE SUBJECT MATTER OF THIS AGREEMENT AND THAT WITHOUT THIS REPRESENTATION AND WARRANTY FRANCHISOR WOULD NOT ENTER INTO THIS AGREEMENT.

18.57   Intentionally Omitted.

18.58   Entire Agreement; Modification.  The sixth and seventh sentences of Section 15.02 are hereby deleted in their entirety and replaced with the following:

“No alteration, amendment, change or addition to this Agreement shall be binding upon Franchisor or Franchisee unless reduced to writing and signed by the parties hereto.”

18.59 Certain Acknowledgements and Representations of Franchisee.  Section 17.01(b) is hereby deleted and replaced with the following:

“Franchisee does not seek to obtain the Franchise for speculative or investment purposes, and is not presently engaged in any negotiations or other efforts with the purpose or intent of selling or otherwise transferring the Franchised Business and/or the Franchise.”

18.60   Activities allowed prior to Effective Date.  Prior to the Effective Date, Franchisee shall be allowed to conduct the following activities using the Service Marks, subject to Franchisor’s review and approval of all such marketing materials or online displays incorporating the Service Marks, the Assumed Name or the Berkshire Hathaway HomeServices name in any manner:

i) Advertise on web sites, print media or any other media that “Berkshire Hathaway HomeServices Florida Realty is coming soon” or other similar type wording indicating that Franchisee will be converting to the Assumed Name or using the Service Marks.

ii) Include on its existing advertising and web sites that “Berkshire Hathaway HomeServices Florida Realty is coming soon” or other similar type wording indicating that Franchisee will be converting to the Assumed Name or using the Service Marks.

iii) Disclose to any party (including but not limited to real estate agents of Franchisee and to outside real estate agents and to other brokers) that Franchisee has executed this Franchise Agreement and will commence using the Service Marks upon the Effective Date.

iv) Display collateral material in its Locations and Restricted Purpose Locations presenting the “look and feel” of the Assumed Name on items including, but not limited, to business cards, yard signs, electronic apps, web site and advertising)

18.61   Intentionally Omitted.

2.         Confidentiality.   Franchisee agrees that it shall maintain the confidentiality of this First Amendment and agrees it will not disclose the terms and conditions of this First Amendment except as described in Paragraph 2 of this First Amendment.  Notwithstanding any provision in this First Amendment to the contrary, the parties acknowledge and agree that WCI Communities, Inc. (“WCI”) will be attaching the Franchise Agreement and all of the amendments and exhibits thereto to WCI’s Registration Statement on Form S-1, subject however, to confidential treatment of any provisions thereof as may be granted by the Securities Exchange Commission (“SEC”).  The parties further acknowledge and agree that there can be no assurance of obtaining confidential treatment of any provisions from the SEC and the failure to obtain such confidential treatment shall have no effect on this Franchise Agreement and it shall remain in full force and effect.

IN WITNESS WHEREOF Franchisor and Franchisee have caused this First Amendment to be executed on the date first set forth above.

FRANCHISEE:

WATERMARK REALTY, INC.
a Delaware corporation

By:	/s/ Rei L. Mesa
Rei L. Mesa
Its:	President

FRANCHISOR:

BHH AFFILIATES, LLC,
a Delaware limited liability company

By:	HSF Affiliates LLC, its sole Member

	By:	/s/ David S. Beard
David S. Beard
	Its:	Vice President and Corporate Counsel